EXHIBIT 23.1

Ken Hughes & Associates, PC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Form 8-K filed by Dynabazaar, Inc. of our reports dated June 7, 2006 (as to Southern Imaging’s Ql 2005 and Ql 2006), April 5, 2006 (as to Southern Imaging’s FY05) and July 15, 2005 (as to Southern Imaging’s FY04) and the information found therein, which are included explicitly and by reference in Item 9.01of this Form 8-K.

These reports, and the information found therein were prepared for Southern Imaging, Inc., and subsidiary. Ken Hughes & Associates, PC is not a member of the SEC Practice Section of the American Institute of Certified Public Accountants, and as such, we make no claims or warranties of the sufficiency of these statements for use in your Form 8-K. We have not performed any additional procedures that may have been necessary to be in compliance with the Public Company Accounting Oversight Board or regulations required by the SEC.

Ken Hughes & Associates, PC

Flower Mound, Texas 75028 June 23, 2006